Exhibit 10.16

Ichor Systems USA / Austin

200-C Parker Drive

#600

Austin. TX 78728

tel +1 512 246 9092

fax +1 512 246 5195

January 8, 2013

Philip Barros

[Personal Address]

Dear Phil:

I am pleased to confirm the following provisions regarding your employment with Ichor Systems as follows:

Salary

Your earned base salary is $9,038.46 biweekly, which when annualized is equivalent to $235,000 with an increase to $9,615.38 biweekly ($250,000 annualized) effective April 1, 2013.

Title

Your title is Sr. Vice President of Engineering.

Retention Bonus

You are eligible for a retention bonus in the amount of $50,000. You will be paid $25,000 on April 5, 2013. You will be eligible for another $12,500 on August 9, 2013 and $12,500 on December 27, 2013. You must be employed with Ichor Systems at the time of payout to receive these payments.

Incentive Bonus

You currently participate in the Company’s performance incentive program. This program is subject to the terms and conditions of the plan and at the discretion of the Board of Directors. Your target bonus is 35% of your annual base salary with an opportunity to exceed this amount up to 70% of your annual base salary. This bonus will be comprised of two components. You are eligible to earn 40% of your annual bonus based on successful completion of established MBOs and 60% of your annual bonus based on companywide financial metrics. This plan is subject to change at any time at the Company’s discretion.

Stock Option & Equity Participation

As you are aware, you currently participate in the Ichor Holdings, LTD 2012 Equity Incentive Plan. Vesting and other provisions will be in accordance with the plan document.

Severance

In the event that the company terminates your employment without cause within twelve (12) months of a change of control, subject in each case to your execution and non-revocation of a general release and waiver of claims in the form provided by the Company, you shall be entitled to receive a severance payment equal to six (6) months of your base salary.

In the event that the company terminates your employment without cause due to downsizing, subject in each case to your execution and non-revocation of a general release and waiver of claims in the form provided by the Company, you shall be entitled to receive a severance payment equal to three (3) months of your base salary.

“Cause” shall mean (a) any refusal by you to perform your reasonable duties and responsibilities in connection with your employment with Ichor Systems, provided that (i) the Company has delivered to you a written warning describing the occurrence of any such act(s) or omission(s) in reasonable detail and (ii)you have not cured the circumstances giving rise to the alleged Cause within fifteen (15) days following your receipt of such warning (Hi) any act of fraud, embezzlement, theft, or misappropriation by you or your commission of any other felony crime involving moral turpitude (iv) any gross negligence or willful connection with your employment with Ichor Systems, or (iv) any material breach by you of any of the terms contained in this compensation letter.

Benefits

All other benefits such as Health & Welfare, 401K, paid time off and related employee benefits remain unchanged.

Confidentiality

You are fully bound by, and subject to the obligations of, Section 8.13 (Non-Compete; Non-Solicitation) of the Purchase Agreement per your signed Joinder to Non-Compete and Non-Solicit.

Per company policy, your employment with Ichor Systems is at will. This means that either you or Ichor Systems may terminate the employment relationship at any time, with or without cause, with or without notice.

With respect to the nature of your employment relationship with Ichor Systems, this constitutes the full, complete, and final agreement between you and Ichor Systems. This agreement cannot be modified or amended unless done so in writing and signed by both you and the President of Ichor Systems. Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

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Sincerely,

Ichor Systems, Inc.

/s/ Jennifer S. Speer
Jennifer S. Speer Director of Human Resources

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter. I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Phil Barros	1/28/2013
Phil Barros	Date

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